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                                                                 EXHIBIT i(l)(i)


                          [FOLEY & LARDNER LETTERHEAD]



                                  May 29, 2001



                         OPINION AND CONSENT OF COUNSEL



AIM Variable Insurance Funds
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173


Executives:

         This opinion is given in connection with the filing with the Securities and Exchange Commission ("SEC") by AIM Variable Insurance Funds, a Delaware business trust (the "Trust"), of Post-Effective Amendment No. 20 under the Securities Act of 1933 ("1933 Act") to the Trust's Registration Statement on Form N-1A (File No. 33-57340, the "Registration Statement") relating to an indefinite number of the Trust's authorized Series II shares of beneficial interest, including each series ("Fund") of the Trust.

         The Trust currently consists of the following Funds: AIM V.I. Aggressive Growth Fund, AIM V.I. Balanced Fund, AIM V.I. Blue Chip Fund, AIM V.I. Capital Appreciation Fund, AIM V.I. Capital Development Fund, AIM V.I. Dent Demographic Trends Fund, AIM V.I. Diversified Income Fund, AIM V.I. Global Utilities Fund, AIM V.I. Government Securities Fund, AIM V.I. Growth Fund, AIM V.I. Growth and Income Fund, AIM V.I. High Yield Fund, AIM V.I. International Equity Fund, AIM V.I. Money Market Fund, AIM V.I. New Technology Fund, and AIM V.I. Value Fund. The Trust's authorized Series II shares of beneficial interest relating to each Fund are hereinafter referred to collectively as the "Series II Shares."

         We have examined the following: the Certificate of Trust, dated December 6, 1999; the Agreement and Declaration of Trust, dated December 6, 1999, as amended; the By-laws of the Trust, as amended; the Registration Statement, and amendments thereto, including Post-Effective

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AIM Variable Insurance Funds
May 29, 2001
Page 2

Amendment No. 20 to the Registration Statement substantially in the form in which it is to be filed with the SEC; a Certificate of Good Standing issued by the State of Delaware on May 29, 2001; pertinent provisions of the laws of Delaware; and such other records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein. We have reviewed certain resolutions and other materials relating to the establishment of the class of Series II Shares to be submitted for approval by the Trust's Board of Trustees at meetings scheduled for June 12 and 13, 2001 ("Board materials").

         We are not members of the Delaware bar; nevertheless, based on the foregoing examination, we are of the opinion that:

                  1. The Trust is a business trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

                  2. The Series II Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, as amended, and by the Board materials, will be legally issued, fully-paid, and non-assessable.

         This letter expresses our opinion as to the Delaware Business Trust Act, addressing matters such as due formation and, in effect, the authorization and issuance of shares of beneficial interest, but does not extend to the securities or "Blue Sky" laws of Delaware or to federal securities or other laws.

         We consent to the use of this opinion as an Exhibit to the Registration Statement, as amended, and to the references to our firm under the caption "Legal Matters" in the statement of additional information contained in Post-Effective Amendment No. 20 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                                     Very truly yours,

                                                     /s/ FOLEY & LARDNER

                                                     Foley & Lardner